Exhibit 99.1

U.S. Energy Corp. Announces Full Year and Fourth Quarter 2021 Results; Declares First Quarterly Cash Dividend Payment

HOUSTON, TX – March 28, 2022 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced results for the full year and fourth quarter ended December 31, 2021. In addition, the Company’s board of directors declared a quarterly cash dividend of $0.0225 per share of common stock, payable on May 2, 2022, to shareholders of record as of April 15, 2022.

Highlights

●	Executed Purchase and Sale Agreements for previously announced transformative acquisitions on October 4, 2021, which closed subsequent to year-end on January 5, 2022;
●	Full year 2021 production of 123,165 barrel of oil equivalent (“BOE”), or average daily production of 337 BOEPD, an increase of 55% compared to full year 2020;
●	Full year 2021 revenue of $6.7 million, an increase of 186% compared to full year 2020;
●	4Q2021 production of 31,929 BOE, or average daily production of 347 BOEPD, an increase of 25% compared to 4Q2020;
●	4Q2021 revenue of $2.0 million, an increase of 148% compared to 4Q2020; and
●	Cash and cash equivalents of $4.4 million at December 31, 2021.

Management Comment

“2021 was a transformative year for U.S. Energy and has positioned the Company to continue executing its strategy of opportunistic growth, accretive asset consolidation, and financial discipline,” said Ryan Smith, Chief Executive Officer of U.S. Energy, who continued, “With the January 5, 2022, closing of the Company’s significant acquisitions, U.S. Energy has unquestionably improved the quality and scale of its asset base while further strengthening its balance sheet and liquidity position. As we move into 2022, U.S. Energy has meaningfully grown its free cash flow profile which we believe will allow the Company to continue executing on its strategy of producing asset consolidation while maintaining an attractive and leading shareholder returns program.”

Initiating Dividend

U.S. Energy’s board of directors declared a $0.0225 per share dividend for shareholders of record as of April 15, 2022, payable on May 2, 2022.

Smith continued, “Throughout 2021, U.S. Energy executed on our previously stated strategy of becoming a low-cost PDP consolidator focused on free cash flow and shareholder returns. With the expected sizable cash flow generation associated with the Company’s recent acquisitions that closed in early 2022 and the strength of our balance sheet, the initiation of the dividend is U.S. Energy’s latest commitment to unlock value and shareholder returns. Our goal is to make the dividend payment sustainable under a wide range of commodity price scenarios while remaining focused on market consolidation and delivering cash flow back to our shareholders.”

Full Year 2021 Production

During full year 2021, U.S. Energy increased production to 123,165 BOE (76% oil), an average of approximately 337 BOEPD. This represents an increase of 55% compared to full year 2020. The significant increase in production is a result of U.S. Energy’s operated acquisitions made during 2020 and the Company’s successful integration and management of these assets throughout 2021. Additionally, the Company continued to see an increase in non-operated wells being brought online during 2021.

	Full Year 2021	Full Year 2020
Sales Volume (Total)
Oil (Bbls)	93,722	60,469
Gas (Mcf)	176,657	116,085
Sales volumes (Boe)	123,165	79,816

Average Daily Production (Boe/d)	337	218

Average Sales Prices
Oil (Bbl)	$63.55	$35.18
Gas (Mcf)	$3.97	$1.75
Barrel of Oil Equivalent	$54.05	$29.19

Fourth Quarter 2021 Production

During the fourth quarter of 2021, U.S. Energy increased production to 31,929 BOE (73% oil), an average of approximately 347 BOEPD. This represents an increase of 25% compared to the fourth quarter of 2020. As previously discussed, the significant increase in production is primarily a result of U.S. Energy’s operated acquisitions made during 2020 and the Company’s successful integration and management of these assets throughout 2021, along with an increase in the Company’s non-operated well activity.

	4th Quarter 2021	4th Quarter 2020
Sales Volume (Total)
Oil (Bbls)	23,424	18,100
Gas (Mcf)	51,028	44,060
Sales volumes (Boe)	31,929	25,443

Average Daily Production (Boe/d)	347	277

Average Sales Prices
Oil (Bbl)	$73.60	$39.17
Gas (Mcf)	$5.55	$2.45
Barrel of Oil Equivalent	$62.86	$32.11

Fourth Quarter and Full Year Results

Revenue for the fourth quarter of 2021 increased 148% to $2.0 million when compared to the fourth quarter of 2020. Revenue for full year 2021 increased 186% to $6.7 million when compared to full year 2020. The increase in revenue for both periods is primarily due to the Company’s increased operational activity as well as improved commodity prices.

During the fourth quarter of 2021, we realized an average oil sales price of $73.60 per barrel (“Bbl”) and an average gas sales price of $5.55 per thousand cubic feet (“Mcf”) for an overall average sales price of $62.86 per BOE compared to an average oil sales price of $39.16 per Bbl and an average gas sales price of $2.31 per Mcf for an average sales price of $29.81 BOE during the fourth quarter of 2020. During full year 2021, we realized an average oil sales price of $63.55 per Bbl and an average gas sales price of $3.97 per Mcf for an overall average sales price of $54.05 per BOE compared to an average oil sales price of $35.18 per Bbl and an average gas sales price of $1.75 per Mcf for an average sales price of $29.19 BOE during full year 2020.

Lease operating expenses during the fourth quarter of 2021 were $0.8 million compared to $0.5 million during the fourth quarter of 2020. Lease operating expenses during full year 2021 were $2.4 million compared to $1.5 million during full year 2020. The increase in lease operating expenses for both periods was primarily due to increased activity from our operated properties combined with our participation in workovers on our non-operated properties. General and administrative (“G&A”) expenses, including all non-cash and non-recurring items along with certain expenses related to the Company’s acquisition related activities, totaled $4.6 million during 2021.

Capital expenditures related to the development of properties and acquisitions during the fourth quarter of 2021 were $2.3 million compared to the fourth quarter of 2020 of $0.4 million. Capital expenditures related to the development of properties and acquisitions during full year 2021 were $3.8 million compared to $1.2 million during full year 2020. U.S. Energy’s increase in capital expenditures was due to increased operational activity throughout 2021 as well as the Company’s acquisition related activities.

Liquidity

As of December 31, 2021, the Company had cash and cash equivalents of $4.4 million.

Concurrent with the January 5, 2022, closing of U.S. Energy’s previously announced acquisition transactions, the Company entered into a five-year credit agreement. The credit facility provides a maximum credit amount of $100.0 million of borrowing with an initial borrowing base of $15.0 million. The Company currently has $3.5 million outstanding on the facility, resulting in total availability of $11.5 million. U.S. Energy expects to continue to fund its 2022 operations and its dividend fully within operating cash flow.

About U.S. Energy Corp.

We are a growth focused energy company engaged in operating a portfolio of mature, low decline assets that is expected to allow us to execute on a leading capital returns program to shareholders. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com